Exhibit 99

For Release:	3/11/2025

Media Contact:	Amy Rutledge
Director, Corporate Communications
218-723-7400
arutledge@allete.com

ALLETE names Jeff Scissons chief financial officer

DULUTH, Minn.— ALLETE, Inc. (NYSE: ALE) announced today that ALLETE Vice President and Corporate Treasurer Jeff Scissons has been promoted to chief financial officer. He succeeds Steven W. Morris, who recently announced his plan to retire in July.

Scissons joined the company in 2013 and was promoted to ALLETE vice president and corporate treasurer in 2024 after serving in key strategic roles throughout his tenure. Over a dozen years at ALLETE, he led various strategic initiatives, including the acquisition of New Energy Equity and the divestiture of U.S. Water. He currently leads the transition committee for the acquisition of ALLETE by Canada Pension Plan Investments Board (CPPIB) and Global Infrastructure Fund (GIP).

“Jeff’s financial acumen and his principled, values-based, people-focused leadership have been instrumental in the development and successful execution of ALLETE’s Sustainability-in-Action strategy, and I am excited to work closely with him in this new role,” said ALLETE CEO Bethany Owen. “His strategic approach to challenges and opportunities make him well suited for this role, as ALLETE continues to be a trusted leader in the clean-energy transformation and we advance the acquisition with our partners.”

Scissons joined the company as a financial analyst after 12 years at Northern Asset Management in Duluth doing research and investing in electric and gas utilities. He was named manager – financial planning and analysis in 2015 and assistant treasurer in 2016. In 2022, he accepted the role of ALLETE Clean Energy’s chief financial and strategy officer and expanded his role in October 2023 to corporate development and ALLETE Clean Energy’s strategy officer before being named ALLETE vice president and corporate treasurer in 2024.

“ALLETE is entering a new period of exciting growth opportunities, as we transition to a privately held company. With strong support from our partners CPP and GIP, we are positioned for even greater success and will continue to execute our Sustainability-in-Action strategy at all our businesses,” Scissons said. “For more than a century, our businesses have provided critical services in the regions we serve as well as being premier employers. People are always the foundation of any company’s achievements, and I am honored to work with ALLETE’s talented, collaborative, innovative and hard-working team.”

Scissons graduated from the University of Minnesota Duluth in 2000 with a degree in finance. He also was a captain and academic All-American as a hockey player at UMD.

About ALLETE, Inc.

ALLETE, Inc. is an energy company headquartered in Duluth, Minnesota. In addition to its electric utilities, Minnesota Power and Superior Water, Light and Power of Wisconsin, ALLETE owns ALLETE

ALLETE, Inc. • 30 West Superior Street, Duluth, Minnesota 55802 www.allete.com

Exhibit 99

Clean Energy, based in Duluth, Minnesota; BNI Energy in Bismarck, North Dakota; and New Energy Equity, headquartered in Annapolis, Maryland; and has an 8% equity interest in the American Transmission Co. More information about ALLETE is available at www.allete.com. ALE-CORP

ALLETE calculates and reports carbon emissions based on the GHG Protocol. Details are in ALLETE’s Corporate Sustainability Report.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.